* Indicated that confidential portion
                                           has been omitted and filed separately
                                     with the Securities and Exchange Commission

Exhibit 10.17

                 AMENDMENT TO MANUFACTURING AND SUPPLY AGREEMENT

         This AMENDMENT TO MANUFACTURING AND SUPPLY AGREEMENT (the "Amendment") is made as of this 4th day of April, 1997 by and between ROYAL GRIP, INC., a
Nevada corporation ("Purchaser"), and ACUSHNET RUBBER COMPANY, INC., a Massachusetts corporation ("Vendor").

                                    RECITALS
                                    --------

A. Purchaser and Vendor are parties to that certain Manufacturing and Supply Agreement dated as of December 21, 1996 (the "Agreement") whereby, among other things, Vendor became the exclusive supplier of non-cord grips (the "Grips") to Purchaser.

B. Vendor has experienced delays in the production of Grips and, as a result thereof, has failed to meet production requirements under the Agreement.

C. The  parties  have  agreed to amend and to waive  certain  provisions  of the
Agreement  and  are  entering  into  this   Amendment  in  furtherance  of  such
agreements.

         NOW, THEREFORE, in consideration of the mutual agreements set forth herein, the parties hereby agree as follows:

         1. Amendments. The parties to the Agreement hereby agree to amend and to waive certain provisions of the Agreement as follows:

                  (i) Section 1.1(b) is hereby amended by deleting such subsection in its entirety and by inserting in lieu thereof the following: "Subject to the terms hereof, Purchaser hereby agrees to purchase from Vendor 100% of its requirements of Grips during the term of this Agreement; provided, however, that if and to the extent that Vendor fails for any reason to supply (or fails to notify Purchaser in accordance herewith of its ability to supply) a number of Grips sufficient to meet Purchaser's requirements at any time or from time to time during the term of this Agreement, Purchaser may (whether or not such notice is provided), at its option and discretion and without prejudice to any of its rights or remedies arising hereunder or under applicable law, purchase from one or more third party suppliers the Grips not supplied by Vendor in accordance herewith that are necessary to fulfill Purchaser's requirements (the "Additional Grips"). Vendor further agrees that in the event Purchaser purchases Additional Grips from other third party suppliers, Vendor shall promptly notify Purchaser from time to time of its ability to manufacture and supply all or any portion of such Additional Grips (on an ongoing basis), and Purchaser shall use reasonable efforts to transition the manufacture and supply of such Additional Grips (or portion thereof) back to Vendor as soon as is reasonably practicable, subject to any supply agreements entered into by Purchaser for such Additional Grips. Nothing contained herein shall relieve Vendor from either the minimum production requirements or the penalties for failing to meet such requirements set forth in Section 2.1(b) or elsewhere herein."

                                         * Confidential portion has been omitted
                                        and filed separately with the Commission


                  (ii) Section 2.1 is hereby amended by deleting such section in its entirety and by inserting in lieu thereof the following:

                  "Purchase Requirements.
                  -----------------------

                           (a) Upon receipt of Purchaser's firm orders therefor, Vendor hereby agrees to manufacture and supply to Purchaser Grips during each calendar month beginning April 1, 1997 and ending December 31, 1997 (the "Transition Term") at a rate of up to [ * ] Grips per month. For purposes of calculating Vendor's production requirements pursuant to this Section 2.1, the number of Grips manufactured and supplied by Vendor shall constitute the number of Grips actually manufactured and supplied by Vendor and the number of Grips not manufactured by Vendor but with respect to which Vendor completes secondary buffing, trimming or painting, in each case pursuant to Purchaser's orders during each month of the Transition Term, and shall not include any Grips manufactured by Vendor or otherwise in Vendor's inventory prior to April 1, 1997, or during any period prior to the commencement of any calendar month during the Transition Term.

                           (b) In the event Purchaser orders from Vendor a number of Grips equal to or less than [ * ] Grips during any calendar month during the Transition Term, and Vendor fails for any reason to manufacture and supply the number of Grips ordered by Purchaser (up to [ * ] Grips) during any month of such Transition Term, Purchaser shall be entitled to, and Vendor shall provide Purchaser with, a credit (each a "Purchase Credit" and collectively, the "Purchase Credits"), to be applied against invoices for purchases of Grips by Purchaser during the term of this Agreement. Each such Purchase Credit shall be equal to the product of (i) the number of Grips ordered by Purchaser for delivery to its customers or distributors each calendar month (up to [ * ] Grips), minus the number of Grips manufactured and supplied by Vendor in accordance with this Agreement during each such month, (ii) multiplied by $[ * ]. In the event that this Agreement is terminated or expires prior to the time that Purchaser has used all of its accumulated Purchase Credits and other credits pursuant to Section 3.3 (d) hereof, Vendor shall pay to Purchaser, in addition to any other amounts owing hereunder, an amount in cash equal to all unused Purchase Credits existing at the time of such termination or expiration, such payment to be made within

                                         * Confidential portion has been omitted
                                        and filed separately with the Commission

                           three (3) days after the date of such termination or expiration.

                           (c) In the event Purchaser is permitted to order from Vendor (and orders from Vendor and sells) more than [
                           * ] Grips during any calendar month during the Transition Term, and Vendor manufactures and supplies in such calendar month a number of Grips in excess of [ * ] Grips ordered and sold by Purchaser (such excess amount over [ * ] Grips being referred to herein as the "Excess Grips"), Vendor shall be entitled, in addition to the base price for such Grips in accordance with Section 3.1 hereof, to a sum equal to (i) $[ * ] per Grip, multiplied by (ii) the number of Excess Grips; provided, however, that the maximum amount payable to Vendor pursuant to this
                           Section 2.1(c) shall in no event exceed an aggregate of $[ * ] plus the amount of any additional Purchase Credits previously earned by Purchaser. If on the due date of any payment owing to Vendor by Purchaser under this Section 2.1(c) Purchaser has unused Purchase Credits or any unused portion of its Initial Credit under Section 3.3(d) hereof, such payment obligations shall be satisfied by appropriate offset or reduction of Purchaser's unused credits. In the event Purchaser has no accumulated unused credits at the time such payment obligation is due hereunder, and subject to the remaining provisions hereof, Purchaser shall be obligated to pay such amounts to Vendor in accordance with the then existing payment terms between Purchaser and Vendor.

                           (d) Subject to Section 7.3(d) hereof, Purchaser hereby agrees to purchase Grips from Vendor in each calendar year of this agreement commencing January 1, 1999 at the annualized rate of [ * ] Grips per year."

         (iii) Section 2.2 is hereby amended by adding to such section a new subsection (e) which provides as follows: "(e) Purchaser agrees that no later than June 30 of each year (commencing June 30, 1997) during the term of this Agreement it shall provide Vendor with a forecast of its annual purchase requirements of Grips for the following year, such forecast to be provided by part number. Such forecasts shall not be considered binding commitments on the part of Purchaser to order the quantity or types of Grips specified therein. Vendor hereby agrees that it will be obligated to produce the number of Grips identified in such forecast to the extent the number of Grips identified therein does not constitute an increase of more than ten percent (10%) of the number of Grips ordered by Purchaser during the immediately preceding calendar year (the "Maximum Annual Requirement"), and agrees to notify Purchaser in writing within thirty (30) days after receipt of Purchaser's annual forecast of its ability or inability to produce the Maximum

                                         * Confidential portion has been omitted
                                        and filed separately with the Commission

         Annual Requirement of Grips in accordance herewith. Vendor and Purchaser hereby further agree that Vendor shall not be obligated to produce more than ten percent (10%) of the Maximum Annual Requirement of Grips during any one calendar month of the applicable calendar year. For 1998, Vendor shall be obligated to produce and supply a minimum of [ * ] Grips, if ordered by Purchaser. By way of example, an annual forecast for Purchaser's Grip requirements in calendar year 1999 shall be provided to Vendor on or before June 30, 1998. If Purchaser's total Grip requirement for 1998 was [ * ] Grips, Vendor will be obligated to supply the number of Grips specified in Purchaser's forecast for 1999 up to [ * ] Grips, and no more than [ * ] Grips in any one month during 1999. In the event Vendor fails for any reason to supply the number of Grips required hereunder, Purchaser shall be entitled to the amounts set forth in Section 7.2 hereof. The forecasts set forth in Sections 2.2(a) and 2.2(b) of this Agreement shall be subject in all respects to the production and output requirements set forth in Sections 2.1 and this 2.2(e)."

         (iv) Section 3.1 is hereby amended by deleting the first sentence and by inserting in lieu thereof the following: "Purchaser and Vendor hereby agree that the purchase price per Grip ordered by Purchaser hereunder shall be as set forth on a pricing schedule agreed to by Purchaser and Vendor, which pricing schedule shall reference this Agreement and shall be binding on the parties in accordance with its terms."

         (v) Section 3.2(c) is hereby amended by deleting such subsection in its entirety and by inserting in lieu thereof the following: "Purchaser shall use its reasonable best efforts to cause the shares underlying the options to be registered for resale under the Securities Act of 1933, as amended, as promptly as is reasonably practicable after the receipt of written demand therefor by Vendor, but in no event on or before a date that is one hundred and eighty (180) days after the consummation of Purchaser's proposed transaction with FM Precision Golf Corporation. Vendor shall be entitled to cause Purchaser to cancel 166,667 (but not more or less than 166,667) of the 250,000 options granted pursuant to Section 3.2(b) above upon sixty (60) days' prior written notice to Purchaser; provided, however, that Vendor shall not be entitled to cancel such options if (i) Vendor is then in breach (or but for the passage of time would be in breach) of this Agreement, or
         (ii) if Purchaser's accountants determine that the cancellation of such options will not result in a positive impact on Purchaser's earnings. Upon proper cancellation of such options, Vendor shall be entitled, subject to the limitations set forth below, to an offset or reduction of the then unused portion of the Initial Credit provided to Purchaser under Section 3.3(d) hereof, if any. In no event shall Vendor be entitled to payment in cash or anything else of value other than such credit offset . The amount of such offset shall be equal to the value of such options on the date notice of cancellation is provided, as valued by Purchaser's accountants in accordance with the Black-Scholes option pricing model, but in no event shall the value of such options exceed in the aggregate the lesser of (y) $239,333 or (z) the amount of any then unused portion of Purchaser's Initial Credit, regardless of the value of the options determined by such accountants. "

         (vi) Section 3.3 is hereby amended by adding to such section a new subsection (d) which provides as follows: "(d) Purchaser shall be entitled to, and Vendor hereby provides to Purchaser, a purchase credit in the amount of $400,000 (the "Initial Credit"), such Initial Credit to be in addition to any and all Purchase Credits owed to Purchaser from time to time under Section 2.1(b) hereof. The Initial Credit under this subsection (d) and all Purchase Credits under Section 2.1(b) shall be applied by Purchaser against, and shall constitute timely payment of, any unpaid invoices of Vendor for Grips existing as of the date of this Agreement or thereafter (up to the amount of all such credits)."

         (vii)  Section  7.2  is  hereby   amended  by  adding  a  new  sentence
         immediately after the second sentence thereof which provides as follows: "The reimbursement amounts set forth in the immediately preceding sentence shall not apply to any failure of Vendor to supply the quantity of Grips specified in Section 2.1(b) hereof during the Transition Term, which failure shall be subject to the reimbursement provisions set forth in Section 2.1(b)."

         (viii) Section 7.3(b) is hereby amended by deleting the first sentence of such subsection and by inserting in lieu thereof the following:
         "Purchaser shall have a grace period of ten (10) days with respect to the provision of forecasts and firm orders required pursuant to Section 2.2(a) of the Agreement, and shall have a grace period of thirty (30) days with respect to the provision of non-binding annual forecasts required pursuant to Section 2.2(e) of the Agreement."

         (ix) The provisions of Section 7.3(d) of the Agreement are hereby waived with respect to the purchase of Grips by Purchaser during calendar years 1997 and 1998.

         (x) Section 7.7 is hereby re-designated as Section 7.8 and there shall be added a new Section 7.7 to provide as follows:

                  "7.7  Voluntary Termination by Vendor.
                        --------------------------------

                  (a) Vendor shall have the right to terminate this Agreement with Purchaser at any time on or after June 30, 1998 by giving Purchaser not less than ten (10) months' prior written notice of termination and by paying to Purchaser in cash a termination fee which shall be the sum of the following:

                           (i) The aggregate profit realized or realizable by Vendor with respect to the exercise and subsequent sale of 166,667 of the options granted pursuant to
                           Section 3.2(b) hereof (the "Retained Options"). For purposes of this subsection (a)(i), the profit realized or realizable by Vendor with respect to such Retained Options shall mean (y) with respect to any shares of Common Stock of Purchaser acquired by Vendor upon exercise of such Retained Options and subsequently sold by Vendor, the aggregate sales price of such Common Stock (less reasonable brokerage commissions incurred by Vendor pursuant to such sales), less the aggregate exercise price paid by Vendor upon exercise of the Retained Options underlying such shares, and
                           (z) with respect to any shares of Common Stock of Purchaser acquired by Vendor upon exercise of Retained Options which have not subsequently been sold by Vendor (the "Retained Shares"), the closing price of the Company's Common Stock as provided by the NASD on the termination date multiplied by the number of Retained Shares then held by Vendor, less the exercise price paid by Vendor upon exercise of the Retained Options underlying such shares, in each case plus or minus the aggregate Tax Benefit or Tax Liability (as defined below) to Vendor arising out of the transactions described herein. For purposes of this Section 7.7(a)(i), Vendor's Tax Liability shall be equal to the aggregate amount of any capital gains or income taxes incurred by it (or its shareholders) as a result of its sale or other disposition of shares of Common Stock acquired pursuant to exercise of the Retained Options, and Vendor's Tax Benefit shall be equal to the aggregate tax benefit to it (or its shareholders) arising out of the payment of profits or other amounts pursuant to this subsection
                           (a)(i) before giving effect to any other amounts paid or payable by Vendor as a result of its termination of this Agreement. In the event Vendor's Tax Liability exceeds the amount of its Tax Benefits as provided herein, the difference shall be deducted from the profits payable hereunder to Purchaser. In the event Vendor's Tax Benefits exceeds the amount of its tax Liabilities as provided herein, the difference shall be payable to Purchaser as additional profits pursuant to this subsection
                           (a)(i);

                           (ii) An amount equal to all shipping and installation costs of all Grip manufacturing tools, molds and other equipment incurred in connection with the transition of production operations, up to $100,000; and

                           (iii) An additional $2.5 million.

                  (b) In addition to payment of the termination fee set forth in subsection (a) above, Vendor hereby further agrees that, upon termination or notice of termination, as the case may be, of this Agreement pursuant to this Section 7.7:

                           (i) All Retained Options originally granted to Vendor under Section 3.2(b) that are unexercised on the date of Vendor's termination notice shall be canceled by Purchaser and not subject to exercise by any holder thereof effective immediately on an as of the notice of termination;

                           (ii) Vendor shall continue to produce Grips in accordance with this Agreement, and shall be subject to the penalties and damages provided under this Agreement in connection therewith, during the ten
                           (10) month
                           period following Vendor's notice of termination, which production and penalty provisions shall survive notice of termination and termination of this Agreement. Purchaser agrees that it will use its reasonable best efforts to begin transition of Grip production as early as is reasonably practicable under the circumstances upon termination of the Agreement;

                           (iii) Vendor shall provide all Grip compounds to Purchaser and any new suppliers engaged by Purchaser at Vendor's cost for a period of two (2) years after the start-up of production by Purchaser or such new suppliers. For purposes of this subsection (b)(iii), Vendor's cost shall mean Vendor's actual and direct cost of materials, labor and overhead attributable to the purchase of such compounds;

                           (iv) Vendor shall sell to Purchaser all Grip production equipment used or owned by Vendor covered under the Lease Agreement. The purchase price payable by Purchaser for such equipment shall be the outstanding balance of the Lease Agreement. In addition, Vendor shall, at Purchaser's option and election, sell to Purchaser any or all additional Grip production equipment owned by Vendor that is not subject to the Lease Agreement, which equipment shall be sold to Purchaser at Vendor's net book value thereof; and

                           (v) Vendor shall, immediately upon providing notice of termination to Purchaser, promptly and fully assist Purchaser in finding new Grip suppliers and in the orderly transitioning of Grip production operations to one or more new suppliers (or to Purchaser, if Purchaser elects to resume Grip production operations), which assistance shall include but not be limited to the provision of all recipe and mixing instructions to Purchaser and Purchaser's new suppliers. It is hereby understood and agreed that Purchaser will use its reasonable best efforts to transition Grip production operations to other third party suppliers upon receipt of Vendor's notice of termination of this Agreement; provided, however, that Purchaser shall have full discretion in selecting other third party suppliers in accordance with Purchaser's then existing quality and pricing objectives."

         (xi) Section 7.8 (formerly Section 7.7) is hereby amended by adding to the end of such sentence after the term "prior to termination" and before the period the following: "and during any notice of termination period."

                                         * Confidential portion has been omitted
                                        and filed separately with the Commission


         (xii) The parties hereby agree that all purchase orders for Grips in excess of [ * ] Grips provided by Purchaser prior to the effective date of this Amendment are hereby canceled, and there shall be effective as of the date hereof purchase orders for no greater than [ * ] Grips per month.

         (xiii) The parties  hereby  agree that,  for  purposes of clause (i) of
         Schedule 7.6 to the Agreement, Vendor's up-front costs in establishing manufacturing operations under the Agreement were $500,000.

         2. Effective Date. The agreements of each of the parties set forth herein shall be effective on and as of March 31, 1997, except that the amendment adding a new Section 2.1(d) to the Agreement, the amendments to Section 3.2(c) of the Agreement, and the waivers to Section 7.3(d) of the Agreement shall be effective on and as of December 21, 1996.

         3. No Other Effect. Except as specifically set forth herein, all other terms, conditions, and provisions of the Agreement shall remain in full force and effect and no amendment, waiver, release, or consent of or with respect to any of the matters set forth in such Agreement shall be implied except as otherwise expressly set forth in this Amendment.

         4. Counterparts. This Amendment may be executed by facsimile and in any number of counterparts, each of which shall be deemed to be an original and all of which shall be deemed to be one and the same instrument.

         IN WITNESS WHEREOF, the parties have caused this Amendment to be executed by their duly authorized representatives on the day and year first above written.


"VENDOR"                                "PURCHASER"

ACUSHNET RUBBER COMPANY, INC.           ROYAL GRIP, INC.


By: /s/ Ronald V. Fernandes             By: /s/ Bob Burg
   --------------------------              --------------------------
Its: Executive V.P. C.O.O.              Its: President
    -------------------------               -------------------------
                                        8